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                                                                      EXHIBIT 23

                     [LETTERHEAD OF KPMG PEAT MAWRICK LLP]

The Board of Directors
of ML Bancorp, Inc.

We consent to incorporation by reference in the registration statement (No. 33-96708) on Form S-8 of ML Bancorp, Inc. of our report dated April 22, 1997, relating to the consolidated statements of financial conditionof ML Bancorp, Inc. and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1997, which report appears in the March 31, 1997 annual report on Form 10-K of ML Bancorp, Inc.

/s/ KPMG PEAT MARWICK LLP

Philiadelphia, Pennsylvania
June 23, 1997